Franklin Balance Sheet Investment Fund
777 Mariners Island Blvd.
San Mateo, California 94404


Gentlemen:

The undersigned hereby subscribes for the purchase of 7,000 shares of beneficial interest (the "Shares") of the Franklin Balance Sheet Investment Fund (the "Fund"), at $15.00 per share for a total investment of $105,000.
In connection with said subscription, the undersigned hereby represents that:

      1. There is no present reason to anticipate any change in circumstances or any other occasion or event which would cause the undersigned to sell or redeem the Shares shortly after the purchase thereof.

      2. There are no agreements or arrangements between the undersigned and the Fund, or any of its officers, trustees, employees or the investment manager of the Fund, or any affiliated persons thereof with respect to the resale, future distribution or redemption of the Shares.

      3. The sale of the Shares will only be made by redemption to the Fund and not by a transfer to any third party.

      4. The undersigned is aware that in issuing and selling these Shares, the Fund is relying upon the aforementioned representations.

      5. The undersigned is fully aware that the organization expenses of the Fund, including the costs and expenses of the Shares, are being charged to the operation of the Fund over a period of five years, and that in the event the undersigned redeems any portion of these Shares prior to the end of said amortization period, the undersigned will reimburse the fund for the pro rata share of the unamortized organization expenses (by a reduction of the redemption proceeds) in the same proportion as the number of Shares being redeemed bears to the total number of remaining initial Shares acquired by the undersigned hereunder.

                                          Franklin Resources, Inc.
                                          777 Mariners Island Blvd.
                                          San Mateo, California 94404


                                          By: /s/ Harmon E. Burns
                                                  Harmon E. Burns,
                                                  Senior Vice President

Dated: November 17, 1989